Exhibit 10.1

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”), is made and entered into as of October 1, 2007, by and between PROMED HEALTH CARE ADMINISTRATORS, INC., a California corporation (“ProMed HCA”), and POMONA VALLEY MEDICAL GROUP, INC., D.B.A. PROMED HEALTH NETWORK, a California professional corporation (“IPA”).

RECITALS

A.                                   IPA and ProMed HCA entered into that certain Management Services Agreement, dated as of October 1, 1998 (the “Management Agreement”).

B.                                     The parties desire to amend and restate Exhibit I to the Management Agreement, to amend Exhibit II to the Management Agreement and to remove and delete Exhibit III from the Management Agreement, each as set forth in this Amendment.

NOW THEREFORE, the parties to this Amendment hereby agree as follows:

AGREEMENT

1.                                       “Exhibit I – Fees” to the Management Agreement is hereby amended to read, in its entirety, as follows:

“EXHIBIT I - FEES

A.                                   Definitions

“Cost of Medical Services” means with respect to IPA, the aggregate compensation of IPA’s employed physicians and physician extenders (e.g., physician assistants and nurse practitioners); charges incurred by IPA for independent contractor physicians; the cost of services ordered by IPA through its physicians for managed care patients; and the cost of IPA’s employee benefits, including, but not limited to, vacation pay, employer and employee contributions to any 401(k) plan or other retirement plan for the benefit of IPA employees, sick pay, health care expenses, IPA’s share of employment and payroll taxes, IPA’s employees’ professional dues and all other expenses and payments required to be made by IPA to or for physicians pursuant to physician employment, and independent contractor agreements (including expense reimbursements, discretionary bonuses, incentives based on profitability or productivity, and payments paid and accrued or deferred).

“Gross Revenues” means all sums which are (i) attributed to IPA (determined on an accrual basis) as compensation for the provision of medical services by IPA employed and independent contractor physicians and physician extenders, including, but not limited to, all capitated income, all rights to receive IPA’s portion of hospital and other shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services)

and all rights to receive fee-for-service income for medical, diagnostic and therapeutic services provided to IPA patients; and/or (ii) derived by IPA or its employees other than from the provision of medical services, including, but not limited to, consulting services, insurance and legal recoveries, royalties and licensing payments, franchise payments, rents and lease payments, and proceeds from the sale of assets or the merger or other business combination of IPA.

“Net Pre-Tax Income” means Gross Revenues less the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

“Net Pre-Tax Loss” means any loss resulting after the deduction from Gross Revenues of the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

“Net Pre-Tax Profit” means any profit resulting after the deduction from Gross Revenues of the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

B.                                     Management Fee

Base Management Fee.  For its services hereunder, which shall include the provision of all necessary facilities and furniture, fixtures and equipment and all non-physician employees of ProMed HCA who perform services for IPA and all management services provided hereunder, ProMed HCA shall be entitled to receive (i) fifteen percent (15%) of Gross Revenues (the “Management Fee”) plus (ii) a fee for marketing and public relations services in the amount of four thousand dollars ($4,000) per month.  Notwithstanding the foregoing, if IPA’s working capital is insufficient to meet IPA’s liabilities or other obligations to the extent necessary to meet such obligations, the Management Fee provided for in item (i) above shall be deferred until IPA is able to meet all such obligations.  The Management Fee shall be reviewed on an annual basis by ProMed HCA’s Board of Directors to ensure that it remains consistent with the fair market value for the services rendered to IPA by ProMed HCA.

Performance Incentive Bonus Payment.  If, at the end of IPA’s fiscal year, it is determined that IPA has a Net Pre-Tax Profit for the year, ProMed HCA shall be entitled to a performance incentive bonus payment consistent with the fair market value of the services provided by ProMed HCA to IPA (as determined on an annual basis by the Board of Directors of ProMed HCA), but no more than fifty percent (50%) of Net Pre-Tax Income in excess of eight percent (8%) of Net Pre-Tax Profits.

Performance Incentive Penalty Payment.  If, at the end of IPA’s fiscal year, it is determined that IPA has a Net Pre-Tax Loss for the year, ProMed HCA shall be obligated to pay to IPA (in the form of a reduction in future management fees) a penalty payment in the amount of fifty percent (50%) of one hundred percent (100%) of such Net Pre-Tax Loss.”

2.                                       Paragraph 9 of “Exhibit II – Services” is hereby amended to read, in its entirety, as follows:

“9.                                 Marketing and Public Relations Services.  ProMed HCA will assist IPA in IPA’s marketing, public relations and advertising of the health care services provided by IPA.  ProMed HCA, shall provide and be principally responsible for marketing and advertising services for IPA and shall prepare signs, brochures, letterhead, advertisements, and other marketing materials for IPA.  ProMed HCA may, at its discretion, contract with third parties to assist it in the provision of IPA marketing and public relations services, should ProMed HCA deem such action advisable.  ProMed HCA shall produce and distribute such written descriptive materials concerning IPA’s professional services, subject to the prior approval of IPA, as may be necessary or appropriate to the conduct of the Practice.  In providing such marketing services, ProMed HCA is acting solely in its capacity as administrator for the IPA.  At no time shall ProMed HCA hold itself out as providing, or actually provide, medical services on behalf of IPA.  All such marketing services shall be conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies, including but not limited to the Medical Board of California.  ProMed HCA shall be the owner and holder of all right, title and interest in and to any such marketing and advertising materials.”

3.                                       “Exhibit III – Compensation” is hereby removed and deleted, in its entirety, from the Management Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“PROMED HCA”
PROMED HEALTH CARE ADMINISTRATORS, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Vice President

“IPA”
POMONA VALLEY MEDICAL GROUP, INC.

By:	/s/ R. Stewart Kahn
Name: R. Stewart Kahn
Title: Vice President